Exhibit 99.1

FuelCell Energy Delivers Strong Q1’26 Revenue Growth vs Q1’25;

Advances Data Center Power Strategy

DANBURY, Conn., March 9, 2026 (GLOBE NEWSWIRE) — FuelCell Energy, Inc. (NASDAQ: FCEL) today reported financial results for its first quarter ended January 31, 2026.

First Quarter Fiscal 2026 Highlights

(All comparisons are year-over-year unless otherwise noted)

●	Revenue of $30.5 million, compared to $19.0 million, an increase of approximately 61%
●	Gross loss of $(5.9) million, compared to $(5.2) million, an increase of approximately 13%
●	Loss from operations of $(26.3) million, compared with $(32.9) million, a decrease of approximately 20%
●	Net loss per share attributable to common stockholders was $(0.49), compared with $(1.42)
●	Backlog of $1.17 billion, compared to $1.31 billion, a decrease of approximately 10.8%

“During the first fiscal quarter, we delivered strong revenue growth, sharpened operating discipline, and strengthened our liquidity position — all while positioning FuelCell Energy to capture the defining opportunity of the AI era,” said Jason Few, President and Chief Executive Officer of FuelCell Energy.

Few added, “Data center developers and hyperscalers are prioritizing reliable, immediate power solutions—which is precisely what we provide. Our fuel cell systems deliver faster time to power than other sources and have consistently operated on a commercial scale for an average of 10 years, supplying clean, dependable baseload energy. No other distributed power option can match this proven track record in real-world conditions.

We are seeing strong commercial momentum from the data center space by delivering over 1.5 GW of new commercial proposals in the first quarter of fiscal 2026 and announcing a collaboration with Sustainable Development Capital LLP (SDCL), targeting up to 450 megawatts of identified projects. We are intensely focused on converting the robust pipeline of opportunities in front of us to definitive agreements.

It may sound counterintuitive for a power generation company to reduce power demand, but that is exactly what our platform enables. By integrating high temperature thermal output with absorption chilling, we can lower cooling load, free up more power for compute and improve overall PUE (Power Usage Effectiveness). In addition, our platform is the only fuel cell platform with an economically viable, integrated carbon-capture pathway. This is not a promise for tomorrow. This is proven power, ready today for the always-on demands of AI.”

Consolidated Financial Metrics

	Three Months Ended January 31,
(Amounts in thousands, except per share data)	2026	2025	Change
Total revenues	$30,531	$18,997	61%
Gross loss	(5,857)	(5,204)	13%
Loss from operations	(26,290)	(32,851)	(20%)
Net loss	(26,051)	(32,386)	(20%)
Net loss attributable to common stockholders	(23,660)	(29,126)	(19%)
Net loss per basic and diluted share attributable to common stockholders (1)	$ (0.49)	$ (1.42)	(65%)

EBITDA *	(15,772)	(22,905)	(31%)
Adjusted EBITDA *	$ (17,029)	$ (21,073)	(19%)
Adjusted net loss per basic and diluted share attributable to common stockholders (1) *	$ (0.52)	$ (1.33)	(61%)

(1) All historic per share figures have been retroactively adjusted to reflect the Company’s reverse stock split that became effective on November 8, 2024.

* Reconciliations of non-GAAP measures EBITDA, Adjusted EBITDA and Adjusted net loss per basic and diluted share attributable to common stockholders are contained in the appendix to this press release.

First Quarter of Fiscal 2026 Results

(All comparisons are between first quarter of fiscal 2026 and first quarter of fiscal 2025 unless otherwise noted)

First quarter revenue of $30.5 million represents an increase of 61% from the comparable prior year quarter.

●	Product revenues were $12.0 million compared to $0.1 million in the comparable prior year period. The increase was primarily driven by $6.0 million of revenue recognized under the Company’s long-term service agreement with Gyeonggi Green Energy Co., Ltd. (“GGE”) for the delivery and commissioning of 2 fuel cell modules for GGE’s 58.8 MW fuel cell power plant platform in Hwaseong-si, Korea (the “GGE Platform”) and $6.0 million of revenue recognized under the Company’s long-term service agreement with CGN-Yulchon Generation Co., Ltd. (“CGN”) for the delivery and commissioning of 2 fuel cell modules for CGN’s Yulchon facility in South Korea (the “CGN Platform”). Revenue for the quarter was $6.0 million lower than planned, driven by the timing of commissioning for two delivered and installed modules that entered service in February 2026, which had previously been expected within the three months ended January 31, 2026.

●	Service agreement revenues increased to $3.2 million from $1.8 million. The increase in service agreement revenues during the three months ended January 31, 2026 was primarily driven by revenue recognized under the Company’s long-term service agreement with GGE (“GGE LTSA”) for service provided by the Company to the GGE Platform.

●	Generation revenues decreased to $11.0 million from $11.3 million. The decrease in generation revenues for the three months ended January 31, 2026 reflects lower output from plants in the Company’s generation operating portfolio during the quarter.

●	Advanced Technologies contract revenues decreased to $4.3 million from $5.7 million. Advanced Technologies contract revenues recognized under our Joint Development Agreement with ExxonMobil Technology and Engineering Company (“EMTEC”) were approximately $1.7 million, revenues arising from the purchase order received from Esso Nederland B.V. (“Esso”), an affiliate of EMTEC and Exxon Mobil Corporation, related to the Rotterdam project were approximately $1.9 million and revenue recognized under government contracts and other contracts were approximately $0.7 million for the three months ended January 31, 2026. This compares to Advanced Technologies contract revenues recognized under our Joint Development Agreement with EMTEC of approximately $1.2 million, revenue recognized under the Esso purchase order of approximately $3.5 million and revenue recognized under government contracts and other contracts of approximately $1.1 million for the three months ended January 31, 2025.

Gross loss for the first quarter of fiscal 2026 totaled $(5.9) million, compared to a gross loss of $(5.2) million in the comparable prior quarter. The increase in gross loss for the first quarter of fiscal 2026 was primarily related to increased gross loss from manufacturing variances and lower gross profit from Advanced Technologies contracts, partially offset by higher gross profit for service agreement revenues and lower gross loss from generation revenues.

Operating expenses for the first quarter of fiscal 2026 decreased to $20.4 million from $27.6 million in the first quarter of fiscal 2025, primarily due to a $4.1 million decrease in research and development expenses, a decrease of $1.5 million in administrative and selling expenses and no restructuring expense recorded in the first quarter of fiscal year 2026, compared to $1.5 million of restructuring expense included in the first quarter of fiscal year 2025.

Administrative and selling expenses decreased to $13.5 million during the first quarter of fiscal 2026 from $15.0 million during the first quarter of fiscal 2025. The decrease in administrative and selling expenses is primarily due to lower compensation expense resulting from the restructuring actions taken in November 2024 and June 2025.

Research and development expenses decreased to $7.0 million during the first quarter of fiscal 2026 compared to $11.1 million in the first quarter of fiscal 2025. The decrease in research and development expenses is primarily due to a decrease in spending on the Company’s commercial development efforts related to our solid oxide power generation and electrolysis platforms and related lower compensation expense as a result of the restructuring actions in November 2024 and June 2025.

Net loss was $(26.1) million in the first quarter of fiscal 2026, compared to net loss of $(32.4) million in the first quarter of fiscal 2025.

Net loss attributable to common stockholders was $(23.7) million in the first quarter of fiscal 2026, compared to net loss attributable to common stockholders of $(29.1) million in the first quarter of fiscal 2025.

Adjusted EBITDA totaled $(17.0) million in the first quarter of fiscal 2026, compared to Adjusted EBITDA of $(21.1) million in the first quarter of fiscal 2025. Please see the discussion of non-GAAP financial measures, including Adjusted EBITDA, in the appendix at the end of this release.

The net loss per share attributable to common stockholders in the first quarter of fiscal 2026 was $(0.49), compared to $(1.42) in the first quarter of fiscal 2025. The decrease in net loss per share attributable to common stockholders is primarily due to the benefit of the higher number of weighted average shares outstanding due to share issuances since January 31, 2025, and the decrease in net loss attributable to common stockholders.

Cash and Restricted Cash

Cash and cash equivalents and restricted cash and cash equivalents totaled $379.6 million as of January 31, 2026, compared to $341.8 million as of October 31, 2025. Of the $379.6 million as of January 31, 2026, unrestricted cash and cash equivalents totaled $311.8 million and restricted cash and cash equivalents totaled $67.8 million. Of the $341.8 million total as of October 31, 2025, unrestricted cash and cash equivalents totaled $278.1 million and restricted cash and cash equivalents totaled $63.7 million.

During the three months ended January 31, 2026, approximately 6.4 million shares of the Company’s common stock were sold under the Company’s Open Market Sale Agreement, as amended, at an average sale price of $8.82 per share, resulting in gross proceeds of approximately $56.3 million and net proceeds to the Company of approximately $54.9 million after deducting sales commissions and fees totaling approximately $1.4 million. Subsequent to the end of the quarter, approximately 0.3 million shares of the Company’s common stock were sold under the Company’s Open Market Sale Agreement, as amended, at an average sale price of $7.67 per share, resulting in gross proceeds of approximately $2.6 million and net proceeds to the Company of approximately $2.5 million after deducting sales commissions and fees totaling approximately $0.1 million.

During the first quarter of fiscal year 2026, the Company closed a new round of debt financing with the Export-Import Bank of the United States (“EXIM”), which we believe marks a continued commitment from EXIM to support the Company’s goal of expanding its delivery of utility grade power in international markets through long-term service agreements with companies like GGE in Korea.

Backlog

	As of January 31,
(Amounts in thousands)	2026	2025	Change
Product	$ 54,113	$ 111,211	$ (57,098)
Service	159,393	172,326	(12,933)
Generation	939,525	997,397	(57,872)
Advanced Technologies	18,210	31,566	(13,356)
Total Backlog	$ 1,171,241	$ 1,312,500	$ (141,259)

Overall, backlog decreased by approximately 10.8% to $1.17 billion as of January 31, 2026, compared to $1.31 billion as of January 31, 2025, primarily as a result of revenue recognized over the period from January 31, 2025 through January 31, 2026, partially offset by new contract backlog. Backlog by revenue category is as follows:

●	Service agreements backlog totaled $159.4 million as of January 31, 2026, compared to $172.3 million as of January 31, 2025. Service agreements backlog includes future contracted revenue from maintenance and scheduled module exchanges for power plants under service agreements. Since January 31, 2025, the Company entered into a long-term service agreement (“LTSA”) with CGN (the “CGN LTSA”) for the CGN Platform. The contract value of the CGN LTSA totaled approximately $31.7 million, of which approximately $7.7 million was allocated to service backlog at the time of the execution of the CGN LTSA and is being recognized as revenue as the Company performs service at the CGN Platform over the term of the CGN LTSA.

●	Generation backlog totaled $939.5 million as of January 31, 2026, compared to $997.4 million as of January 31, 2025. Generation backlog represents future contracted energy sales under power purchase agreements (“PPAs”) or approved utility tariffs.
●	Product backlog totaled $54.1 million as of January 31, 2026, compared to $111.2 million as of January 31, 2025. Product backlog decreased from January 31, 2025 primarily as a result of the product backlog that was recognized as revenue as the Company completed commissioning of certain replacement modules for the GGE Platform. Under the GGE LTSA, commissioning of 28 1.4-MW replacement fuel cell modules was completed prior to the end of fiscal year 2025. The Company completed the commissioning of 2 additional replacement modules for GGE during the first quarter of fiscal year 2026. The remaining 12 1.4-MW replacement fuel cell modules for GGE are expected to be commissioned during the remainder of fiscal year 2026, with 6 replacement modules scheduled for commissioning in the second fiscal quarter and 6 replacement modules scheduled for commissioning in the third fiscal quarter. Partially offsetting the decrease in product backlog was the CGN LTSA, which added $24.0 million to product backlog (representing 8 replacement modules) during the fourth quarter of fiscal year 2025, of which $6.0 million was recognized as revenue for the commissioning of 2 replacement modules for the CGN Platform during the first quarter of fiscal year 2026. The remaining 6 replacement modules are currently scheduled for commissioning in the fourth quarter of fiscal year 2026.
●	Advanced Technologies contract backlog totaled $18.2 million as of January 31, 2026, compared to $31.6 million as of January 31, 2025. Advanced Technologies contract backlog primarily represents remaining revenue under our Joint Development Agreement with EMTEC and remaining revenue under our government contracts.

The CGN Platform is comprised of four SureSource 3000 molten carbonate fuel cells (each, a “CGN Plant”). Each CGN Plant is comprised of two carbonate fuel cell modules. Pursuant to the CGN LTSA, CGN and the Company have agreed that (i) CGN will purchase from the Company eight carbonate fuel cell modules to replace existing fuel cell modules at the CGN Platform, (ii) the Company will provide certain balance of plant replacement components if and to the extent the parties reasonably determine existing components should be replaced, and (iii) the Company will provide long term operations and maintenance services for the CGN Platform. The total amount payable by CGN under the CGN LTSA for the eight replacement fuel cell modules, balance of plant replacement components, and service is $31.7 million USD, with payments being made and to be made over time as such replacement fuel cell modules are commissioned and the service obligations under the CGN LTSA for such CGN Plants commence. This amount was recorded as backlog concurrent with the execution of the CGN LTSA on July 30, 2025 and has since been reduced as revenue has been recognized under the CGN LTSA, which commenced in the first quarter of fiscal year 2026.

Backlog represents definitive agreements executed by the Company and our customers. Projects for which we have an executed PPA are included in generation backlog, which represents future revenue under long-term PPAs. The Company’s ability to recognize revenue in the future under a PPA is subject to the Company’s completion of construction of the project covered by such PPA. Should the Company not complete the construction of the project covered by a PPA, it will forgo future revenues with respect to the project and may incur penalties and/or impairment expenses related to the project. Projects sold to customers (and not retained by the Company) are included in product sales and service agreements backlog, and the related generation backlog is removed upon sale. Together, the service and generation portion of backlog had a weighted average term of approximately 15 years as of January 31, 2026, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. ET to discuss first quarter 2026 results as well as key business highlights. Participants can access the live call via webcast on the Company’s website or by telephone as follows:

(1)	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page located under the “Our Company” pull-down menu, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the March 9th earnings call event, or click here.
●	Alternatively, participants can dial 888-330-3181 and state FuelCell Energy or the conference ID number 1099808.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or our future financial performance that involve certain contingencies and uncertainties. The forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its current and future fuel cell technologies, the Company’s business plans and strategies, the Company’s plan to reduce operating costs, the capabilities of the Company’s products, the Company’s potential sales pipeline, opportunities, and partners, and the markets in which the Company expects to operate. Projected and estimated numbers contained herein are not forecasts and may not reflect actual results. These forward-looking statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties, known and unknown, that could cause actual results and future events to differ materially from those projected. Factors that could cause such a difference include, without limitation: general risks associated with product development and manufacturing; general economic conditions; changes in interest rates, which may impact project financing; supply chain disruptions; changes in the utility regulatory environment; changes in the utility industry and the markets for distributed generation, distributed hydrogen, and fuel cell power plants configured for carbon capture or carbon separation; potential volatility of commodity prices that may adversely affect our projects; availability of government subsidies and economic incentives for alternative energy technologies; our ability to remain in compliance with U.S. federal and state and foreign government laws and regulations; our ability to maintain compliance with the listing rules of The Nasdaq Stock Market; rapid technological change; competition; the risk that our bid awards will not convert to contracts or that our contracts will not convert to revenue; market acceptance of our products; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; factors affecting our liquidity position and financial condition; government appropriations; the ability of the government and third parties to terminate their development contracts at any time; the  ability of the government to exercise “march-in” rights with respect to certain of our patents; our ability to successfully market and sell our products internationally; delays in our timeline for bringing commercially viable products to market; our ability to develop additional commercially viable products in the future; our ability to implement our strategy; our ability to reduce our levelized cost of energy and deliver on our cost reduction strategy generally; our ability to protect our intellectual property; litigation and other proceedings; the risk that commercialization of our new products will not occur when anticipated or, if it does, that we will not have adequate capacity to satisfy demand; our need for and the availability of additional financing; our ability to generate positive cash flow from operations; our ability to service our long-term debt; our ability to increase the output and longevity of our platforms and to meet the performance requirements of our contracts; our ability to expand our customer base and maintain relationships with our largest customers and strategic business allies; the risk that our restructuring plans will not result in the intended benefits or savings or will result in unanticipated costs; the risk that our restructuring plans will yield unintended consequences to our remaining workforce and results of operations; and our ability to reduce operating costs, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2025. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (Nasdaq: FCEL) is an American clean energy technology company delivering continuous, scalable baseload power for mission-critical applications globally. The company’s fuel cell systems generate electricity directly at the point of use, enabling reliable, low-emissions power for data centers, industrial facilities, utilities, and distributed generation customers. FuelCell Energy delivers commercially proven, modular, utility-scale systems—backed by global fuel cell deployments. Learn more at www.fuelcellenergy.com.

Contact

Media Relations:

Kathleen Blomquist
kblomquist@fce.com
203.546.5844

Investor Relations:

ir@fce.com

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	January 31, 2026	October 31, 2025
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$311,778	$278,099
Restricted cash and cash equivalents – short-term	17,675	16,601
Accounts receivable, net	6,225	3,999
Unbilled receivables	53,353	49,008
Inventories	90,275	86,196
Other current assets	15,457	15,907
Total current assets	494,763	449,810

Restricted cash and cash equivalents – long-term	50,147	47,092
Inventories – long-term	2,082	3,216
Project assets, net	211,026	216,847
Property, plant and equipment, net	95,747	96,436
Operating lease right-of-use assets, net	11,067	11,232
Intangible assets, net	3,566	3,891
Other assets	110,080	103,622
Total assets (1)	$978,478	$932,146
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$17,795	$15,847
Current portion of operating lease liabilities	975	932
Accounts payable	14,547	17,009
Accrued liabilities	24,868	31,318
Deferred revenue	3,950	2,733
Total current liabilities	62,135	67,839
Long-term deferred revenue	8,553	5,985
Long-term operating lease liabilities	11,857	11,954
Long-term debt and other liabilities	131,933	115,227
Total liabilities (1)	214,478	201,005

Redeemable Series B preferred stock (liquidation preference of $64,020 as of January 31, 2026 and October 31, 2025)	59,857	59,857
Total equity:
Stockholders’ equity: Common stock ($0.0001 par value); 1,000,000,000 shares authorized as of January 31, 2026 and October 31, 2025; 52,609,242 and 46,075,237 shares issued and outstanding as of January 31, 2026 and October 31, 2025, respectively)	5	5
Additional paid-in capital	2,548,939	2,493,318
Accumulated deficit	(1,852,309)	(1,829,449)
Accumulated other comprehensive loss	(1,769)	(1,695)
Treasury stock, Common, at cost (51,122 and 44,913 shares as of January 31, 2026 and October 31, 2025, respectively)	(1,453)	(1,406)
Deferred compensation	1,453	1,406
Total stockholders’ equity	694,866	662,179
Noncontrolling interests	9,277	9,105
Total equity	704,143	671,284
Total liabilities, redeemable Series B preferred stock and total equity	$978,478	$932,146

(1)	As of January 31, 2026 and October 31, 2025, the combined assets of the variable interest entities (“VIEs”) were $339,112 and $325,661, respectively, that can only be used to settle obligations of the VIEs. These assets include cash of $2,650, accounts receivable of $858, unbilled accounts receivable of $14,066, operating lease right of use assets of $1,638, other current assets of $172,000, restricted cash and cash equivalents of $827, project assets of $139,630, derivative assets of $5,701 and other assets of $1,741 as of January 31, 2026, and cash of $2,490, accounts receivable of $722, unbilled accounts receivable of $12,865, operating lease right of use assets of $1,643, other current assets of $162,005, restricted cash and cash equivalents of $731, project assets of $141,414, derivative assets of $2,047 and other assets of $1,743 as of October 31, 2025. The combined liabilities of the VIEs as of January 31, 2026 include short-term operating lease liabilities of $205, accounts payable of $207,362, accrued liabilities of $1,848, long-term operating lease liability of $2,117, deferred revenue of $386 and other non-current liabilities of $355 and, as of October 31, 2025, include short-term operating lease liabilities of $204, accounts payable of $198,736, accrued liabilities of $1,222, derivative liabilities of $21, long-term operating lease liability of $2,123 and other non-current liabilities of $307.

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended January 31,
	2026	2025
Revenues:
Product	$12,042	$72
Service	3,189	1,848
Generation	10,988	11,346
Advanced Technologies	4,312	5,731
Total revenues	30,531	18,997

Costs of revenues:
Product	16,395	3,036
Service	2,822	1,668
Generation	14,092	15,294
Advanced Technologies	3,079	4,203
Total costs of revenues	36,388	24,201

Gross loss	(5,857)	(5,204)

Operating expenses:
Administrative and selling expenses	13,470	15,030
Research and development expenses	6,963	11,081
Restructuring expense	-	1,536
Total costs and expenses	20,433	27,647

Loss from operations	(26,290)	(32,851)

Interest expense	(2,758)	(2,607)
Interest income	2,527	2,388
Other income, net	470	684

Loss before provision for income taxes	(26,051)	(32,386)
Provision for income taxes	-	-

Net loss	(26,051)	(32,386)
Net loss attributable to noncontrolling interest	(3,191)	(4,060)
Net loss attributable to FuelCell Energy, Inc.	(22,860)	(28,326)
Series B preferred stock dividends	(800)	(800)

Net loss attributable to common stockholders	$(23,660)	$(29,126)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.49)	$(1.42)
Basic and diluted weighted average shares outstanding	48,206,002	20,501,663

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted net loss attributable to common stockholders and Adjusted net loss per share attributable to common stockholders are non-GAAP measures of operations and operating performance by the Company.

These supplemental non-GAAP measures are provided to assist readers in assessing operating performance. Management believes EBITDA, Adjusted EBITDA, Adjusted net loss attributable to common stockholders and Adjusted net loss per share attributable to common stockholders are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, impairment and restructuring expenses, unrealized non-cash (gain) loss on derivative instruments and other unusual items, which are considered either non-cash or non-recurring. Adjusted net loss attributable to common stockholders and Adjusted net loss per share attributable to common stockholders differ from the most comparable GAAP measures, Net loss attributable to common stockholders and Net loss per share attributable to common stockholders, primarily because they do not include stock-based compensation, impairment and restructuring expenses, unrealized non-cash (gain) loss on derivative instruments and other unusual items, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended January 31,
(Amounts in thousands)	2026	2025
Net loss	$ (26,051)	$ (32,386)
Depreciation and amortization (1)	10,518	9,946
Other income, net (2)	(470)	(684)
Interest income	(2,527)	(2,388)
Interest expense	2,758	2,607
EBITDA	$ (15,772)	$ (22,905)
Stock-based compensation expense	2,392	2,142
Unrealized gain on natural gas contract derivative assets (3)	(3,649)	(1,846)
Restructuring expense	-	1,536
Adjusted EBITDA	$ (17,029)	$ (21,073)

The following table calculates Adjusted net loss attributable to common stockholders and reconciles that figure to the GAAP financial statement measure Net loss attributable to common stockholders and calculates Adjusted net loss per share attributable to common stockholders.

	Three Months Ended January 31,
(Amounts in thousands except share and per share amounts)	2026	2025
Net loss attributable to common stockholders	$ (23,660)	$ (29,126)
Stock-based compensation expense	2,392	2,142
Unrealized gain on natural gas contract derivative assets (3)	(3,649)	(1,846)
Restructuring expense	-	1,536
Adjusted net loss attributable to common stockholders	$ (24,917)	$ (27,294)

Net loss per share attributable to common stockholders	$ (0.49)	$ (1.42)
Adjusted net loss per share attributable to common stockholders	$ (0.52)	$ (1.33)
Basic and diluted weighted average shares outstanding	48,206,002	20,501,663

(1)	Includes depreciation and amortization on our Generation portfolio of $8.7 million and $8.0 million for the three months ended January 31, 2026 and 2025, respectively.
(2)	Other income, net includes gains and losses from transactions denominated in foreign currencies, interest rate swap income earned from investments and other items incurred periodically, which are not the result of the Company’s normal business operations.
(3)	The Company recorded mark-to-market net gains of $3.6 million and $1.8 million for the three months ended January 31, 2026 and 2025, respectively, related to natural gas purchase contracts as a result of net settling certain natural gas purchases under previous normal purchase normal sale contract designations, which resulted in a change to mark-to-market accounting. These gains are classified as Generation cost of sales.